Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Viela Bio, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-234179 on Form S-8 and Nos. 333-233528 and 333-234054 on Form S-1 of Viela Bio, Inc. of our report dated March 25, 2020, with respect to the balance sheets of Viela Bio, Inc. as of December 31, 2019 and 2018, the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Viela Bio, Inc.

/s/ KPMG LLP

Baltimore, Maryland
March 25, 2020

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